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July 12, 2001

Qwest Capital Funding, Inc.
Qwest Communications International Inc.
1801 California Street
Denver, Colorado 80202

                  RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as special counsel to Qwest Capital Funding, Inc., a Colorado corporation (the "Company") and Qwest Communications International Inc. ("Qwest"), a Delaware corporation, in connection with the preparation and filing by the Company and Qwest with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration by the Company of $2,250,000,000 aggregate principal amount of its 7.25% Notes due 2011 and $1,000,000,000 aggregate principal amount of its 7.75% Notes due 2031 (the "new Notes"), unconditionally guaranteed (the new "Guarantees") as to payment of principal and interest by Qwest. The Registration Statement also relates to the offer by the Company to exchange the new Notes and new Guarantees for all of its outstanding $2,250,000,000 aggregate principal amount of 7.25% Notes due 2011 and $1,000,000,000 aggregate principal amount of 7.75% Notes due 2031 (the "old Notes") and the related guarantees (the "old Guarantees"), previously issued pursuant to the Purchase Agreement, dated February 7, 2001 (the "Purchase Agreement"), and filed as an exhibit to the Registration Statement. The new Notes and the new Guarantees will be issued pursuant to the terms of the Registration Rights Agreement, dated as of February 14, 2001, by and among the Company, Qwest and the initial purchasers party thereto (the "Registration Rights Agreement") and filed as an exhibit to the Registration Statement and pursuant to an Indenture, dated June 29, 1998, as supplemented, by and among the Company, Qwest and Bank One Trust Company, National Association, as trustee (the "Indenture").

         In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.


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Qwest Capital Funding, Inc., July 12, 2001 - Page 2


         On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

         1. The new Notes, when duly executed and authenticated in the manner contemplated in the Indenture and issued and delivered in exchange for the old Notes as contemplated in the prospectus constituting a part of the Registration Statement (the "Prospectus") will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         2. The new Guarantees, when duly executed and authenticated in the manner contemplated in the Indenture and issued and delivered in exchange for the old Guarantees as contemplated in the Prospectus will be legally valid and binding obligations of Qwest, enforceable against Qwest in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present corporate law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

         With respect to matters of Colorado law, we are relying upon the opinion of Holme Roberts & Owen LLP, dated the date hereof. A copy of which has been delivered to you. We are relying upon such opinion without independent verification thereof.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus under the caption "Legal Matters."



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Qwest Capital Funding, Inc., July 12, 2001 - Page 3


         This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

                                           Respectfully submitted,


                                           /s/ O'MELVENY & MYERS LLP